UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 5, 2014

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California		91320-1799
(Address of principal executive offices)		(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2014, Amgen Inc. (the “Company”) publicly announced the appointment of David W. Meline, age 56, to serve as the Company’s Executive Vice President and Chief Financial Officer effective as of July 21, 2014 (his “Hire Date”). In connection with the appointment of Mr. Meline, Michael A. Kelly, age 57, will no longer serve as Acting Chief Financial Officer and will cease service as an executive officer as defined pursuant to Section 16 of the Securities and Exchange Act, as amended, of the Company. Mr. Meline will be an executive officer of the Company.

(c)	Appointment of Chief Financial Officer

On June 5, 2014, the Board of Directors of the Company (the “Board”) appointed Mr. Meline to serve as the Company’s Executive Vice President and Chief Financial Officer effective as of July 21, 2014. Prior to joining the Company, Mr. Meline served as Senior Vice President and Chief Financial Officer of 3M Company, a diversified technology company (“3M”) since 2011. In this capacity, Mr. Meline was responsible for finance activities for 3M globally with direct reporting responsibilities for the Controller and Chief Accounting Officer, Treasury, Tax, Internal Audit and Investor Relations, with key focus areas including active management of the 3M portfolio of businesses, acquisitions and divestitures, the global enterprise risk management program, modernizing 3M capital structure and allocation strategy and partnering with the Chief Executive Officer and other senior leaders to grow the business globally. Between 2008 and 2011, Mr. Meline served as the Vice President, Corporate Controller and Chief Accounting Officer of 3M. From 1986 to 2008, Mr. Meline held positions of increasing responsibility, both domestically and internationally, at General Motors Company, last serving as Chief Financial Officer for GM North America.

Mr. Meline is a party to an offer letter and relocation agreement with the Company, which specifies his compensation, benefits and relocation assistance. Mr. Meline’s annual base compensation will be $900,000, and he is eligible to participate in the Company’s management incentive plan at an incentive target of 90% of base compensation. In addition, Mr. Meline will receive a $2,000,000 sign-on bonus (50% vesting on the 30th day after his Hire Date and the other 50% vesting on the first anniversary of his Hire Date); however, both portions of such sign-on bonus are subject to recoupment should Mr. Meline resign his employment from the Company within 24 months from his Hire Date.

To compensate Mr. Meline for equity lost as a result of his leaving his previous employer, to induce him to join the Company and to provide long-term incentives that are in alignment with the Company’s stockholder interests, Mr. Meline will also receive a restricted stock unit grant with a value of $6,800,000 issued pursuant to the Company’s Amended and Restated 2009 Equity Incentive Plan. To compensate for Mr. Meline’s forfeiture of certain pension benefits at his previous employer, a Company contribution in the amount of $1,600,000 will be credited to an account set up for Mr. Meline’s benefit under the Company’s Nonqualified Deferred Compensation Plan, as Amended and Restated October 16, 2013 (the “DCP”) and such amount shall vest 12.5% per year on the first through eighth anniversaries of Mr. Meline’s Hire Date so long as Mr. Meline remains actively and continuously employed with the Company or an Employer (as defined in the DCP). The Company Contribution is subject to gains and losses, depending upon Mr. Meline’s Measurement Fund (as defined in the DCP) selections.

To facilitate Mr. Meline’s relocation from Minnesota to California, he will also receive our standard relocation package, which includes, but is not limited to: (i) a house hunting trip and final travel arrangements for Mr. Meline and his family to relocate; (ii) an allowance for temporary living accommodations; (iii) the relocation of household goods; (iv) reimbursement of penalties incurred due to a lease cancellation; (v) reimbursement of closing expenses related to the sale of Mr. Meline’s home; and (vi) reimbursement of incidental expenses and appliance costs. Mr. Meline will receive tax gross-up payments relating to the reimbursement of relocation expenses that are considered taxable.

Mr. Meline will be entitled to standard perquisites offered to our Executive Vice Presidents and participation in the Company’s change-of-control plan. Mr. Meline will also receive our standard severance agreement for newly hired officers that provides severance protection in the event of a termination of employment by the Company, other than for cause (as defined below), for three years following his Hire Date at a benefit multiple of two times his salary and target bonus plus 18 months of Consolidated Omnibus Budget Reconciliation Act (COBRA) coverage.

For purposes of the termination protection, “Cause” means (i) unfitness for service, inattention to or neglect of duties, or incompetence; (ii) dishonesty; (iii) disregard or violation of the policies or procedures of Amgen; (iv) refusal or failure to follow lawful directions of the Company; (v) illegal, unethical or immoral conduct; or (vi) breach of the Company’s Amgen Proprietary Information and Inventions Agreement.

Mr. Meline is eligible to participate in the Company’s long-term compensation plans and health and welfare plans on the same terms offered to all plan participants.

Additional Information

There are no family relationships between Mr. Meline and any other director or executive officer of the Company, or with any person selected to become an officer or a director of the Company.

(b)	Departure of Acting Chief Financial Officer

Mr. Kelly will no longer serve as the Company’s Acting Chief Financial Officer effective July 21, 2014.

A copy of the press release announcing the appointment of Mr. Meline and resignation of Mr. Kelly is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, dated June 9, 2014

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: June 9, 2014

	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Press Release, dated June 9, 2014